PRESS RELEASE Exhibit 99.1
_________________________________________________________________________________

joanne freiberger, CPA, CTP
VP, TREASURER
jfreiberger@masonite.com
813.739.1808

brian prenoveau, CFA
DIRECTOR, INVESTOR RELATIONS
bprenoveau@masonite.com
813.371.5839

Masonite International Corporation Reports 2017 First Quarter Financial Results

(Tampa, FL, May 8, 2017) - Masonite International Corporation ("Masonite" or "the Company") (NYSE: DOOR) today announced results for the three months ended April 2, 2017.

Executive Summary - 1Q17 versus 1Q16

•	Net sales decreased slightly to $487 million versus $489 million.

•	Average unit prices increased in all three reportable segments.

•	Net income attributable to Masonite increased to $24 million versus $18 million.

•	Diluted earnings per share increased to $0.77 from $0.57.

•	Adjusted EBITDA* decreased to $53 million from $58 million.

•	Repurchased 144,447 shares of stock in the first quarter or approximately $11 million.

“Sales volume was down slightly in the first quarter compared to a very strong comparative quarter in 2016.  Disappointingly, our manufacturing performance in our North American Residential segment was poor in the quarter offsetting the impact of solid average unit price increases in all segments,” said Fred Lynch, President and CEO.  “While 2017 began slowly compared to last year, both sales and operating performance improved sequentially each month in the quarter.  We remain optimistic about the market conditions through the remainder of the year and are pleased with our progress on key strategic initiatives aimed at delivering our long term growth framework.”

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

masonite.com

First Quarter 2017 Discussion
Net sales decreased slightly to $487 million in the first quarter of 2017, from $489 million in the comparable period of 2016. The decrease in net sales was primarily from a 3% decline in volume and a 2% headwind from foreign exchange. The decline in volume was primarily the result of a strong quarterly comparable, increased demand in retail, and unseasonably warm weather in the first quarter of 2016. These decreases were partially offset by a 4% increase in average unit price. Excluding the impact of foreign exchange, net sales would have increased 1%.

•
North American Residential net sales were $338 million, a 3% increase over the first quarter of 2016, driven primarily by a 4% increase in average unit price partially offset by a modest volume decline.

•
Europe net sales were $70 million, a 13% decrease over the first quarter of 2016, due to 12% of negative foreign exchange. Average unit price increased 4% but was offset by a 3% decline in sales volume and 2% in components sales.

•
Architectural net sales were $72 million, a 2% decrease over the first quarter of 2016, driven by an 11% decline in sales volume which was partially offset by an 8% increase in average unit price. The sales volume decline was primarily the result of strong demand in our stock door business in the first quarter of 2016. The increase in average unit price was driven by both strength in higher end doors, which carry higher prices than stock doors and price increases implemented in 2016.

Total company gross profit decreased 3% to $96 million in the first quarter of 2017, from $98 million in the first quarter of 2016. Gross profit margin decreased 50 basis points to 19.6%, due to operational inefficiencies and inflationary pressures primarily in the North American Residential segment.

Selling, general and administrative expenses (SG&A) of $65 million were flat compared to the first quarter of 2016. Approximately $3 million of costs related to our new brand launch were offset by reductions in other areas. SG&A as a percentage of net sales was 13.3% also essentially unchanged from the first quarter of 2016.

Net income attributable to Masonite increased $6 million to $24 million in the first quarter of 2017, from $18 million in the comparable 2016 period. In the first quarter of 2017, we recognized $5 million of income tax benefit due to the exercise and delivery of share based awards. Adjusted EBITDA decreased $5 million to $53 million for the first quarter of 2017, from $58 million in the comparable 2016 period.

Diluted earnings per share and diluted adjusted earnings per share were $0.77 in the first quarter of 2017 compared to $0.57 in the comparable 2016 period.

Masonite repurchased 144,447 shares of stock in the first quarter, at an average price of $77.90, or $11 million.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

Masonite Earnings Conference Call
The Company will hold a live conference call and webcast on May 9, 2017. The live audio webcast will begin at 9:00 a.m. ET and can be accessed, together with the presentation, on the Masonite website www.masonite.com. The webcast can be directly accessed at: Q1'17 Earnings Webcast.

Telephone access to the live call will be available at 877-407-8289 (in the U.S.) or by dialing 201-689-8341 (outside U.S.).

A telephone replay will be available approximately one hour following completion of the call through May 23, 2017. To access the replay, please dial 877-660-6853 (in the U.S.) or 201-612-7415 (outside U.S.). Enter Conference ID #13659577.

About Masonite
Masonite International Corporation is a leading global designer and manufacturer of interior and exterior doors for the residential new construction; the residential repair, renovation and remodeling; and the non-residential building construction markets. Since 1925, Masonite has provided its customers with innovative products and superior service at compelling values. Masonite currently serves more than 7,000 customers in 65 countries. Additional information about Masonite can be found at www.masonite.com.

Forward-looking Statements
This press release contains forward-looking information and other forward-looking statements within the meaning of applicable Canadian and/or U.S. securities laws, including our discussion of our long term growth framework, housing and other markets, and the effects of our strategic initiatives. When used in this press release, such forward-looking statements may be identified by the use of such words as “may,” “might,” “could,” “will,” “would,” “should,” “expect,” “believes,” “outlook,” “predict,” “forecast,” “objective,” “remain,” “anticipate,” “estimate,” “potential,” “continue,” “plan,” “project,” “targeting,” or the negative of these terms or other similar terminology.

Forward-looking statements involve significant known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Masonite, or industry results, to be materially different from any future plans, goals, targets, objectives, results, performance or achievements expressed or implied by such forward-looking statements. As a result, such forward-looking statements should not be read as guarantees of future performance or results, should not be unduly relied upon, and will not necessarily be accurate indications of whether or not such results will be achieved. Factors that could cause actual results to differ materially from the results discussed in the forward-looking statements include, but are not limited to, our ability to successfully implement our business strategy; general economic, market and business conditions, including foreign exchange rate fluctuation and inflation; levels of residential new construction; residential repair, renovation and remodeling; and non-residential building construction activity; the United Kingdom's formal trigger of the two year process for its exit from the European Union and related negotiations; competition; our ability to manage our operations including integrating our recent acquisitions and companies or assets we acquire in the future; our ability to generate sufficient cash flows to fund our capital expenditure requirements, to meet our pension obligations, and to meet our debt service obligations, including our obligations under our senior notes and our ABL Facility; labor relations (i.e., disruptions, strikes or work stoppages), labor costs and availability of labor; increases in the costs of raw materials or any shortage in supplies;

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

our ability to keep pace with technological developments; the actions taken by, and the continued success of, certain key customers; our ability to maintain relationships with certain customers; the ability to generate the benefits of our restructuring activities; retention of key management personnel; environmental and other government regulations; and limitations on operating our business as a result of covenant restrictions under our existing and future indebtedness, including our senior notes and our ABL Facility.

Non-GAAP Financial Measures and Related Information
Our management reviews net sales and Adjusted EBITDA (as defined below) to evaluate segment performance and allocate resources. Net assets are not allocated to the reportable segments. Adjusted EBITDA is a non-GAAP financial measure which does not have a standardized meaning under GAAP and is unlikely to be comparable to similar measures used by other companies. Adjusted EBITDA should not be considered as an alternative to either net income or operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management's discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA is defined as net income (loss) attributable to Masonite adjusted to exclude the following items: depreciation; amortization; share based compensation expense; loss (gain) on disposal of property, plant and equipment; registration and listing fees; restructuring costs; asset impairment; loss (gain) on disposal of subsidiaries; interest expense (income), net; loss on extinguishment of debt; other expense (income), net; income tax expense (benefit); loss (income) from discontinued operations, net of tax; and net income (loss) attributable to non-controlling interest. This definition of Adjusted EBITDA differs from the definitions of EBITDA contained in the indenture governing the 2023 Notes and the credit agreement governing the ABL Facility. Adjusted EBITDA, as calculated under our ABL Facility or senior notes would also include, among other things, additional add-backs for amounts related to: cost savings projected by us in good faith to be realized as a result of actions taken or expected to be taken prior to or during the relevant period; fees and expenses in connection with certain plant closures and layoffs; and the amount of any restructuring charges, integration costs or other business optimization expenses or reserve deducted in the relevant period in computing consolidated net income, including any one-time costs incurred in connection with acquisitions. Adjusted EBITDA is used to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation. Intersegment transfers are negotiated on an arm’s length basis, using market prices. We believe that Adjusted EBITDA, from an operations standpoint, provides an appropriate way to measure and assess segment performance. Our management team has established the practice of reviewing the performance of each segment based on the measures of net sales and Adjusted EBITDA. We believe that Adjusted EBITDA is useful to users of the consolidated financial statements because it provides the same information that we use internally to evaluate and compare the performance of the segments and it is one of the primary measures used to determine employee incentive compensation.

The tables below sets forth a reconciliation of Adjusted EBITDA to net income (loss) attributable to Masonite for the periods indicated. We are not providing a quantitative reconciliation of our Adjusted EBITDA outlook to the corresponding GAAP information because the GAAP measures that we exclude from our Adjusted EBITDA outlook are difficult to predict and are primarily dependent on future uncertainties. Items with future uncertainties include restructuring costs, asset impairments, share based compensation expense and gains/losses on sales of subsidiaries and PP&E.

Adjusted EBITDA margin is defined as Adjusted EBITDA divided by Net Sales. Management believes this measure provides supplemental information on how successfully we operate our business.

Adjusted EPS is diluted earnings per common share attributable to Masonite (EPS) less asset impairment charges, loss (gain) on disposal of subsidiaries and loss on extinguishment of debt, net of related tax expense (benefit). Management uses this measure to evaluate the overall performance of the Company and believes this measure provides investors with helpful supplemental information regarding the underlying performance of the Company from period to period. This measure may be inconsistent with similar measures presented by other companies.

* See "Non-GAAP Financial Measures and Related Information" for definition and reconciliation of non-GAAP measures.

MASONITE INTERNATIONAL CORPORATION
SALES RECONCILIATION AND ADJUSTED EBITDA BY REPORTABLE SEGMENT
(In millions of U.S. dollars)
(Unaudited)

	North American Residential	Europe	Architectural	Corporate & Other	Total	% Change
First quarter 2016 net sales	$328.7	$80.6	$73.5	$6.5	$489.3
Volume*	(3.5)	(2.4)	(7.8)	0.3	(13.4)	(2.7)%
Average unit price	12.2	2.9	5.6	—	20.7	4.2%
Components and other	(0.3)	(1.3)	0.3	0.5	(0.7)	(0.1)%
Foreign exchange	0.9	(9.8)	0.2	—	(8.7)	(1.8)%
First quarter 2017 net sales	$338.0	$70.0	$71.8	$7.3	$487.2
Year over year growth, net sales	2.8%	(13.2)%	(2.3)%	12.3%	(0.4)%

First quarter 2016 Adjusted EBITDA	$51.4	$10.1	$4.4	$(7.7)	$58.2
First quarter 2017 Adjusted EBITDA	44.9	7.7	5.2	(5.0)	52.9
Year over year growth, Adjusted EBITDA	(12.6)%	(23.8)%	18.2%	nm	(9.1)%

(*) Includes the incremental impact of acquisitions and dispositions.

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
	April 2, 2017	April 3, 2016
Net sales	$487,181	$489,305
Cost of goods sold	391,624	391,060
Gross profit	95,557	98,245
Gross profit as a % of net sales	19.6%	20.1%

Selling, general and administration expenses	64,845	64,898
Selling, general and administration expenses as a % of net sales	13.3%	13.3%

Restructuring costs	293	19
Operating income (loss)	30,419	33,328
Interest expense (income), net	7,024	7,232
Other expense (income), net	(249)	786
Income (loss) from continuing operations before income tax expense (benefit)	23,644	25,310
Income tax expense (benefit)	(1,679)	6,210
Income (loss) from continuing operations	25,323	19,100
Income (loss) from discontinued operations, net of tax	(245)	(188)
Net income (loss)	25,078	18,912
Less: net income (loss) attributable to non-controlling interest	1,513	1,084
Net income (loss) attributable to Masonite	$23,565	$17,828

Earnings (loss) per common share attributable to Masonite:
Basic	$0.79	$0.58
Diluted	$0.77	$0.57

Earnings (loss) per common share from continuing operations attributable to Masonite:
Basic	$0.80	$0.59
Diluted	$0.78	$0.57

Shares used in computing basic earnings per share	29,861,099	30,494,976
Shares used in computing diluted earnings per share	30,454,988	31,371,956

MASONITE INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share amounts)
(Unaudited)

ASSETS	April 2, 2017	January 1, 2017
Current assets:
Cash and cash equivalents	$34,473	$71,714
Restricted cash	12,210	12,196
Accounts receivable, net	270,846	242,197
Inventories, net	238,375	225,940
Prepaid expenses	24,035	24,291
Income taxes receivable	2,662	2,399
Total current assets	582,601	578,737
Property, plant and equipment, net	541,023	542,088
Investment in equity investees	9,599	9,302
Goodwill	129,589	129,286
Intangible assets, net	186,334	190,154
Long-term deferred income taxes	9,917	9,478
Other assets, net	19,641	16,816
Total assets	$1,478,704	$1,475,861

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$107,239	$96,178
Accrued expenses	112,505	133,799
Income taxes payable	702	1,201
Total current liabilities	220,446	231,178
Long-term debt	471,242	470,745
Long-term deferred income taxes	70,810	70,423
Other liabilities	40,604	43,739
Total liabilities	803,102	816,085
Commitments and Contingencies
Equity:
Share capital: unlimited shares authorized, no par value, 29,929,160 and 29,774,784 shares issued and outstanding as of April 2, 2017, and January 1, 2017, respectively	658,156	650,007
Additional paid-in capital	220,357	234,926
Accumulated deficit	(73,595)	(89,063)
Accumulated other comprehensive income (loss)	(143,825)	(148,986)
Total equity attributable to Masonite	661,093	646,884
Equity attributable to non-controlling interests	14,509	12,892
Total equity	675,602	659,776
Total liabilities and equity	$1,478,704	$1,475,861

MASONITE INTERNATIONAL CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
TO GAAP FINANCIAL MEASURES
(In thousands of U.S. dollars, except share and per share amounts)
(Unaudited)

	Three Months Ended
(In thousands)	April 2, 2017	April 3, 2016
Net income (loss) attributable to Masonite	$23,565	$17,828

Add: Asset impairment	—	—
Add: Loss (gain) on disposal of subsidiaries	—	—
Tax impact of adjustments	—	—
Adjusted net income (loss) attributable to Masonite	$23,565	$17,828

Diluted earnings (loss) per common share attributable to Masonite ("EPS")	$0.77	$0.57
Diluted adjusted earnings (loss) per common share attributable to Masonite ("Adjusted EPS")	$0.77	$0.57

Shares used in computing diluted EPS	30,454,988	31,371,956
Incremental shares issuable under share compensation plans and warrants	—	—
Shares used in computing diluted Adjusted EPS	30,454,988	31,371,956

The weighted average number of shares outstanding utilized for the diluted EPS and diluted Adjusted EPS calculation contemplates the exercise of all currently outstanding SARs and warrants and the conversion of all RSUs. The dilutive effect of such equity awards is calculated based on the weighted average share price for each fiscal period using the treasury stock method. For any periods presented which result in a net loss, no potential common shares relating to our equity awards were included in the computation of diluted loss per share, as their effect would have been anti-dilutive given our net loss position for those periods.

	Three Months Ended April 2, 2017
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$44,937	$7,674	$5,214	$(4,966)	$52,859
Less (plus):
Depreciation	7,484	1,810	2,370	2,360	14,024
Amortization	993	1,667	2,161	1,149	5,970
Share based compensation expense	—	—	—	2,427	2,427
Loss (gain) on disposal of property, plant and equipment	(399)	140	(27)	12	(274)
Restructuring costs	—	—	271	22	293
Interest expense (income), net	—	—	—	7,024	7,024
Other expense (income), net	—	93	—	(342)	(249)
Income tax expense (benefit)	—	—	—	(1,679)	(1,679)
Loss (income) from discontinued operations, net of tax	—	—	—	245	245
Net income (loss) attributable to non-controlling interest	917	—	—	596	1,513
Net income (loss) attributable to Masonite	$35,942	$3,964	$439	$(16,780)	$23,565

	Three Months Ended April 3, 2016
(In thousands)	North American Residential	Europe	Architectural	Corporate & Other	Total
Adjusted EBITDA	$51,375	$10,118	$4,431	$(7,683)	$58,241
Less (plus):
Depreciation	7,920	2,076	2,507	2,067	14,570
Amortization	1,158	2,396	2,147	763	6,464
Share based compensation expense	—	—	—	3,728	3,728
Loss (gain) on disposal of property, plant and equipment	91	31	41	(31)	132
Restructuring costs	—	21	—	(2)	19
Interest expense (income), net	—	—	—	7,232	7,232
Other expense (income), net	—	71	—	715	786
Income tax expense (benefit)	—	—	—	6,210	6,210
Loss (income) from discontinued operations, net of tax	—	—	—	188	188
Net income (loss) attributable to non-controlling interest	838	—	—	246	1,084
Net income (loss) attributable to Masonite	$41,368	$5,523	$(264)	$(28,799)	$17,828